Exhibit 99.1

TIAA-CREF Names Virginia M. Wilson Chief Financial Officer

July 21, 2010

NEW YORK — TIAA-CREF today announced the appointment of Virginia M. (Gina) Wilson as Executive Vice President and Chief Financial Officer.

Ms. Wilson will oversee TIAA-CREF’s finance and actuarial functions, including financial management and planning, actuarial, tax, accounting, and financial reporting. She will be a member of TIAA-CREF’s executive management team and will work across the organization to continue to strengthen financial processes and maximize the value of the organization’s assets.

“I am pleased to welcome an executive of Gina Wilson’s talent and experience with growing, client-focused companies to our management team,” said TIAA-CREF chief executive Roger W. Ferguson, Jr. “Gina’s financial expertise, insurance industry experience and demonstrated leadership will enable us to build on our strong financial foundation as we broaden our capabilities to meet clients’ needs.”

Wilson was most recently executive vice president and chief financial officer at Wyndham Worldwide Corporation, where she created the financial and technology infrastructure upon its spin off from Cendant Corporation in 2006. From 2003 to 2006, she had served Cendant as its EVP and Chief Accounting Officer. Before joining Cendant, she was corporate controller of MetLife, Inc. and, before that, of Transamerica’s life insurance operations. At the beginning of her career, she served a wide variety of financial service, not-for-profit and other clients during her almost 20 years at Deloitte.

Ms. Wilson said: “TIAA-CREF has a long-term approach to stability, and I am proud to join a performance-oriented organization, that has stayed true to its mission and values, at such an exciting time in its evolution.”

Wilson succeeds Georganne C. Proctor, who in January was named TIAA-CREF’s Chief Integration Officer, a role in which she leads the organization’s work to promote ease of doing business and a holistic client experience. During her four-year tenure as CFO, Georganne positioned TIAA-CREF for long-term success and TIAA’s capital and contingency reserves – which anchor the company’s claims-paying ability – are among the highest in TIAA’s history.

Wilson holds a B.S. and an M.A.S. from the University of Illinois. She serves as a director of the Los Angeles Child Guidance Clinic and is a trustee for Catholic Charities in New York.

About TIAA-CREF

TIAA-CREF (www.tiaa-cref.org) is a national financial services organization with $426 billion in combined assets under management (3/31/10) and the leading provider of retirement services in the academic, research, medical and cultural fields.

TIAA-CREF Individual & Institutional Services, LLC, and Teachers Personal Investors Services, Inc., members FINRA, distribute securities products.